PROMISSORY NOTE

US $2,850,000.00	Jacksonville, Florida
June 30, 2017

FOR VALUE RECEIVED, SHAREDLABS, INC., a Delaware corporation with a place of business at 118 W. Adams, Suite 200, Jacksonville, FL 32202 (the “Maker”), promises to pay to the order of KISHORE KHANDAVALLI, an individual residing in Texas (the “Holder”), in lawful money of the United States of America, the principal sum of Two Million Eight Hundred Fifty Thousand and 00/100 Dollars ($2,850,000.00) (the “Principal”), together with accrued interest at six percent (6.00%) per annum.

PAYMENTS ON THE NOTE ARE SUBORDINATED TO PAYMENTS DUE TO SENIOR CREDITORS IN ACCORDANCE WITH THE TERMS OF A SUBORDINATION AGREEMENT FOR SELLER SUBORDINATED NOTE DATED AS OF OR ABOUT EVEN DATE HEREWITH TO WHICH THE MAKER, THE HOLDER, THE SENIOR CREDITORS IDENTIFIED THEREIN, AND CERTAIN OTHER PERSONS SET FORTH THEREIN ARE PARTIES (the “Subordination Agreement”). Capitalized terms used in this Promissory Note that are not otherwise defined herein have the meanings and definitions set forth in the Subordination Agreement.

Section 1. Payments. Principal and interest shall be payable as follows:

(a)	Accrued and unpaid interest on the outstanding Principal balance shall be paid quarterly on the first day of each calendar quarter beginning on October, January, April and July of each year until the Principal is paid in full.

(b)	Beginning on January 1, 2018, the Maker shall pay an installment of Principal equal to Seven Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($712,500.00) on the first (1st) day of January and July of each year until the Principal is paid in full.

Section 2. Manner of Payment. All payments of Principal or interest on this Note shall be made to the Holder at 5520 Monterey Dr. Frisco TX 75034, or at such other place as the Holder shall designate to the Maker in writing. If any payment on this Note is due on a date that is not a Business Day, such payment shall be due on the next succeeding Business Day and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Texas.

Section 3. Prepayment. The Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding Principal balance and interest due under this Note.

Section 4. Guaranties. This Promissory Note (the “Note”) is guaranteed pursuant to a Company Guaranty made and executed by iTech US, Inc. dated as of even date herewith (the “Guaranty”) and a Limited Guaranty made and executed by Jason Cory dated as of even date herewith (the “Personal Guaranty”).

Section 5. Events of Default. The occurrence of any one or more of the following events with respect to the Maker shall constitute an event of default hereunder (“Event of Default”):

(a)	If the Maker shall fail to pay when due any payment of Principal, interest or otherwise on this Note and such failure continues for ten (10) days thereafter.

(b)	If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency of debtors (a “Bankruptcy Law”), the Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in any involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts as they become due.

(c)	If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Maker in an involuntary case; or (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Maker of substantially all of the Maker’s properties.

(d)	Any default under any of: (i) the Guaranty or Personal Guaranty; or (ii) the Subordination Agreement.

(e)	If any Senior Creditor: (i) accelerates the repayment of any of the Senior Debt; or (b) commences a legal proceeding against the Maker for the purpose of collecting the Senior Debt and/or enforcing any of such Senior Creditor’s rights ions under the Credit Agreements.

Section 6. Remedies. Upon the occurrence of an Event of Default, the Holder may, at his option, (i) by written notice to the Maker, declare the entire unpaid balance of Principal and interest on this Note immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Maker all sums due under this Note. The Maker agrees to pay all costs and expenses including, without limitation, reasonable attorneys’ fees for the collection of this Note upon default, and to pay interest on the unpaid and outstanding balance of the Principal at the rate of twelve percent (12%) per annum.

Section 7. Waiver. The rights and remedies of the Holder under this Note shall be cumulative and not alternative. No waiver by the Holder of any right or remedy under this Note shall be effective unless in a writing and signed by the Holder. Neither the failure nor any delay in exercising any right, power or privilege, and no single or partial exercise of any such right, power or privilege by the Holder shall preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by law, (i) no claim or right of the Holder arising out of this Note can be discharged by the Holder, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the Holder; (ii) no waiver that may be given by the Holder will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on the Maker will be deemed to be a waiver of any obligation of the Maker or of the right of the Holder to take further action without notice or demand as provided in this Note. The Maker hereby waives presentment, demand, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

Section 8. Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9. Governing Law. This Note shall be governed by the laws of the State of Delaware, without giving effect to its conflict or choice of law provisions or rules.

IN WITNESS WHEREOF, the Maker, by its duly authorized agent, has executed and delivered this Note as of the 30th day of June, 2017.

SHAREDLABS, INC.

By:
Witness		Duly Authorized Agent

[$2,850,000.00 Promissory Note to Kishore Khandavalli]